Exhibit 5.2

Dentons US LLP 2000 McKinney Avenue Suite 1900 Dallas, TX 75201-1858 United States dentons.com

January 26, 2021

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

Ladies and Gentlemen:

We have acted as special counsel to the guarantors listed on Schedule 1 attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the registration by National Health Investors, Inc., a Maryland corporation (the “Company”) of $400,000,000 aggregate principal amount of its 3.000% Senior Notes due 2031 (the “Notes”) under the Securities Act of 1933, as amended, under the Registration Statement on Form S-3 (File No. 333-237278) (the “Registration Statement”), which was filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”), which Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors pursuant to Guarantees, dated January 26, 2021 (the “Guarantee”). The Notes will be issued pursuant to an indenture dated as of January 26, 2021 (the “Base Indenture”), between the Company and Regions Bank as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of January 26, 2021 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee.

In our capacity as special counsel in connection with such registration, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (a) the Notes; (b) the Guarantee; (c) the Indenture; (d) the Registration Statement; (e) the Prospectus dated March 19, 2020 and the Prospectus Supplement dated January 26, 2021 relating to the Notes and Guarantees; (f) copies of the Certificate of Formation or Certificate of Limited Partnership, as the case may be, of each of the Guarantors; (g) copies of the Limited Liability Company Agreements and Limited Partnership Agreements, as the case may be, of the Guarantors; (h) resolutions of the Company as the sole equity holder or sole member of each of the Guarantors; and (i) a certificate of good standing or other document of similar import of the Secretary of State in the state of formation or organization, as applicable, for each Guarantor listed on Schedule 1.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1. Each Guarantor is a limited liability company or limited partnership, as the case may be, validly existing and in good standing under the law of its jurisdiction of formation or organization.

2. Each Guarantor has the limited liability company or limited partnership power to create the obligations evidenced by the Guarantee.

3. Each of the Guarantors has authorized the Guarantee.

The opinions expressed herein are limited to the federal laws of the United States of America, the Alabama Uniform Limited Partnership Act, the Arizona Uniform Limited Partnership Act, the California Uniform Limited Partnership Act of 2008, the Florida Uniform Limited Partnership Act, the Georgia Revised Uniform Limited Partnership Act, the Idaho Uniform Limited Partnership Act, the Missouri Uniform Limited Partnership Act, the Oregon Limited Liability Company Act, the South Carolina Uniform Limited Partnership Act, the Tennessee Limited Liability Company Act, the Texas Business Organizations Code and the Virginia Revised Uniform Limited Partnership Act. We express no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, filed with the Commission on or around January 26, 2021. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP
DENTONS US LLP

SCHEDULE 1

Guarantors

	Guarantor Name:	State of Formation:
1.	NHI REIT of Alabama, L.P.	Alabama
2.	NHI-REIT of Arizona, Limited Partnership	Arizona
3.	NHI-REIT of Georgia, L.P.	Georgia
4.	NHI-REIT of Idaho, L.P.	Idaho
5.	NHI-REIT of Missouri, LP	Missouri
6.	NHI-REIT of South Carolina, L.P.	South Carolina
7.	NHI-REIT of Tennessee, LLC	Tennessee
8.	Myrtle Beach Retirement Residence LLC	Oregon
9.	Voorhees Retirement Residence LLC	Oregon
10.	Inchin Along, LLC	Tennessee